Exhibit 1.02

Conflict Minerals Report of Amkor Technology, Inc.

This Conflict Minerals Report of Amkor Technology, Inc. for calendar year 2013, except for Conflict Minerals that were located outside of our supply chain prior to January 31, 2013, was prepared in accordance with Rule 13p-1 under the Securities Exchange Act of 1934.

Business Overview

Amkor is one of the world’s leading providers of outsourced semiconductor packaging and test services. Packaging is the processing of bare die, a small block of semiconducting material on which a given functional circuit is fabricated, to facilitate electrical connections, heat dissipation and protection of the die. Some of the materials we use when providing packaging services contain tantalum, tin, tungsten, or gold (“Conflict Minerals”). Test services involve checking that a packaged die meets its design and performance specifications and do not involve the use of Conflict Minerals.

The mineral supply chain that provides us with Conflict Minerals is divided into upstream and downstream entities. An upstream entity is within the minerals supply chain from the mine to the smelter or refiner and includes miners, local traders, exporters from the country of mineral origin, international concentrate traders, mineral reprocessors, smelters, and refiners. A downstream entity is within the minerals supply chain from when the mineral leaves the smelter or refiner to when it arrives at the retailer and includes metal traders and exchanges, component manufacturers, product manufacturers, original equipment manufacturers, and retailers.

Amkor is a downstream entity and is typically several tiers removed from the smelter or refiner and mineral origin. We have limited visibility beyond our direct suppliers to entities within the supply chain. Therefore, we rely principally on our direct suppliers to provide us with sourcing information.

Due Diligence Overview

We undertook due diligence on the source and chain of custody of the Conflict Minerals we use when providing packaging services. We conducted a portion of our due diligence using tools and relying on information provided by the Conflict-Free Sourcing Initiative (CFSI), an industry group that works to address Conflict Minerals issues within supply chains. One tool we used was the Conflict Minerals Reporting Template (CMRT), which facilitates the collection of information on the source of Conflict Minerals. We also relied on information from the Conflict-Free Smelter Program, a voluntary initiative in which an independent third party audits the procurement activities of a smelter or refiner to determine, with reasonable confidence, that the minerals it processes originated from conflict-free sources.

Due Diligence Design

We designed our due diligence to conform to an internationally recognized due diligence framework, the Organisation for Economic Co-operation and Development (OECD), Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Second Edition, 2013 (“OECD Framework”).

Due Diligence Performed

The OECD Framework provides a five-step framework for risk-based due diligence in the mineral supply chain. Using this framework, we list below the actions taken to exercise due diligence on the source of Conflict Minerals we used when providing packaging services.

Step 1 - Establish Strong Management Systems

•	Adopted and published a Conflict Minerals Policy, stating our goal to achieve a conflict-free supply chain, on the “About Us” tab of www.amkor.com.

•	Assembled an internal team to implement our Conflict Minerals Policy which included members from the Procurement, Legal, Internal Audit and Quality Assurance teams.

•	Established processes and procedures to meet the requirements of our Conflict Minerals Policy.

•	Required our direct suppliers to undertake due diligence to achieve a conflict-free supply chain.

•	Instituted a records retention practice for records related to the sourcing of Conflict Minerals.

•	Maintained our existing grievance system where stakeholders can raise a question or make a report on ethical or legal issues, including issues relating to Conflict Minerals.

Step 2 - Identify and Assess Risks in the Supply Chain

•	Conducted a supply chain survey of our direct suppliers using the CMRT to identify the smelters, refiners and/or mine of origin of Conflict Minerals.

•
Compared smelters, refiners and/or mine of origin identified by our direct suppliers against the list of smelters, refiners and mineral sourcing information that have received a “conflict-free” designation by the CFSI.

•
Performed additional due diligence on a portion of direct suppliers, including on-site reviews of documentation and procedures, to evaluate the reasonableness of responses received from all direct suppliers.

Step 3 - Design and Implement a Strategy to Respond to Identified Risks

•	Prepared a risk management plan designed to mitigate the risk that our direct suppliers do not meet our expectations to achieve a conflict-free supply chain.

•
Conducted training and held periodic communications with our direct suppliers to increase awareness of our goal to achieve a conflict free supply and to reduce the risk of inaccurate information received from our suppliers.

•
Contacted smelters and refiners, directly or indirectly through our supply chain, to encourage them to participate in the Conflict-Free Smelter Program or industry equivalent. Our outreach efforts included on-site visits with select smelters and meetings with industry associations.

Step 4 - Carry Out Independent Third-party Audits of Smelter/Refiner’s Due Diligence Practices

•
Became a member of the CFSI, an industry group that has implemented the Conflict-Free Smelter Program. As a member, we have relied on the results of Conflict-Free Smelter Program to provide smelter, refiner, and mineral sourcing information on the conflict minerals we used when providing packaging services.

Step 5 - Report Annually on Supply Chain Due Diligence

•	Published our supply chain due diligence within our 2013 Form SD and Conflict Minerals Report on the “Investors” tab of www.amkor.com, under “SEC filings”.

Due Diligence Results

The result of our due diligence indicates that the sources of Conflict Minerals were (1) unknown, (2) from recycled or scrap sources, (3) from within the Democratic Republic of the Congo or adjoining countries (the “Covered Countries”), or (4) from outside the Covered Countries.

The following tables present a description, to the extent known, of the facilities used to process Conflict Minerals in 2013 in connection with our packaging services, and the country of origin of such Conflict Minerals. Our efforts to determine the mine or location of origin of these Conflict Minerals are described above under the caption “Due Diligence Performed.” The information presented in the tables below is derived from information provided by the Conflict-Free Smelter Program and our direct suppliers.

Smelters and Refiners Processing Conflict Minerals, to the Extent Known

A.L.M.T. Corporation	Minmetals Ganzhou Tin Co., Ltd.
Aida Chemical Industries Co., Ltd.	Minsur
Allgemeine Gold-und Silberscheideanstalt A.G.	Mitsubishi Materials Corporation
Alpha	Mitsui Mining and Smelting Co., Ltd.
Argor-Heraeus SA	Navoi Mining and Metallurgical Combinat
Asahi Pretec Corporation	Nihon Material Co., Ltd.
Asaka Riken Co., Ltd.	Novosibirsk Integrated Tin Works
CCR Refinery - Glencore Canada Corporation	Ohio Precious Metals, LLC
Chongyi Zhangyuan Tungsten Co., Ltd.	OMSA
Chugai Mining	PAMP SA
CNMC (Guangxi) PGMA Co., Ltd.	PT Babel Inti Perkasa
Cooper Santa	PT Bangka Putra Karya
CV United Smelting	PT Bangka Tin Industry
Dowa	PT Belitung Industri Sejahtera
EM Vinto	PT Bukit Timah
Fenix Metals	PT DS Jaya Abadi
Ganzhou Huaxing Tungsten Products Co., Ltd.	PT Koba Tin
Gejiu Non-Ferrous Metal Processing Co., Ltd.	PT Mitra Stania Prima
Gejiu Zi-Li	PT Refined Bangka Tin
Global Tungsten & Powders Corporation	PT Stanindo Inti Perkasa
H.C. Starck Group	PT Tambang Timah
Heraeus Ltd. Hong Kong	PT Timah
Heraeus Precious Metals GmbH & Co. KG	PT Tinindo Inter Nusa
Huichang Jinshunda Tin Co., Ltd.	Royal Canadian Mint
Ishifuku Metal Industry Co., Ltd.	SEMPSA Joyería Platería SA
Johnson Matthey Inc.	Solar Applied Materials Technology Corporation
Johnson Matthey Ltd.	Sumitomo Metal Mining Co., Ltd.
JX Nippon Mining & Metals Co., Ltd.	Taki Chemicals
Kennametal Huntsville	Tanaka Kikinzoku Kogyo K.K.
Kennecott Utah Copper LLC	Thaisarco
Kojima Chemicals Co., Ltd.	Tokuriki Honten Co., Ltd.
Linwu Xianggui Smelter Co.	Ulba
Liuzhou China Tin	Umicore SA Business Unit Precious Metals Refining
LS-NIKKO Copper Inc.	United Precious Metal Refining, Inc.
Malaysia Smelting Corporation (MSC)	Valcambi SA
Materion	Western Australian Mint trading as The Perth Mint
Matsuda Sangyo Co., Ltd.	White Solder Metalurgia e Mineração Ltda.
Metahub Industries Sdn. Bhd.	Wolfram Company CJSC
Metallo Chimique	Xiamen Tungsten Co., Ltd.
Metalor Technologies (Hong Kong) Ltd.	Yamamoto Precisou Metal Co., Ltd.
Metalor Technologies SA	Yokohama Metal Co., Ltd.
Metalor USA Refining Corporation	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.
Mineração Taboca SA	Yunnan Tin Co., Ltd.

Countries of Origin for Conflict Minerals, to the Extent Known

Angola	Germany	Republic of Congo
Argentina	Guyana	Republic of Korea
Australia	India	Russian Federation
Austria	Indonesia	Rwanda
Belgium	Ireland	Sierra Leone
Bolivia	Israel	Singapore
Brazil	Japan	South Africa
Burundi	Kenya	South Sudan
Central African Republic	Lao People's Democratic Republic	Suriname
Chile	Luxembourg	Switzerland
China	Madagascar	Thailand
Colombia	Malaysia	The Democratic Republic of Congo
Cote D'Ivoire	Mongolia	Uganda
Czech Republic	Mozambique	United Kingdom
Djibouti	Myanmar	United Republic of Tanzania
Egypt	Netherlands	United States of America
Estonia	Nigeria	Zambia
Ethiopia	Peru	Zimbabwe
France	Portugal

Due Diligence Improvements

We plan to undertake the following steps during the next compliance periods to mitigate the risk that our Conflict Minerals benefit armed groups:

•	Strengthen engagement with our direct suppliers with additional training and periodic communications.

•
Increase our efforts to identify the number of smelters and refiners within our supply chain by evaluating the information received from our direct suppliers and comparing them with revised information published by the Conflict-Free Sourcing Initiative.

•	Increase the level and frequency of contact with smelters and refiners to encourage them to participate in the Conflict-Free Smelter Program or industry equivalent.

•	Test controls within our Conflict Minerals Management System to evaluate effectiveness.

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